Exhibit 99.1

For more information, contact:
Company Contact:	Investor Relations:
FirstBingo.com	OTC Financial Network
416-281-3335	516-487-0841
info@firstbingo.com	Fred Lande
www.firstbingo.com	Info@nyotcfn.com

OTC FINANCIAL NETWORK ISSUES FAVORABLE REPORT ON FIRSTBINGO.COM TORONTO, CANADA: June 27, 2005: FirstBingo.com (OTC BB: FBGO), an innovative player in the Bingo industry specializing in the development and production of "advergaming" and multimedia properties, announced today that OTC Financial Network has issued a strongly favorable InvestorFacts report on the Company. The report includes a profile of FirstBingo.com's original product lines; multiple revenue streams; marketing and growth strategies and investment considerations. Interested parties can view the report online at http://www.otcfn.com/fbgo/report.html or call 516-487-0841 for reprints.

Geoffrey Eiten, publisher of the OTC InvestorFacts report, stated, "FirstBingo.com is a cutting-edge player in the $50 billion Bingo industry as they are the first company to combine Bingo, Trivia and the Internet. Targeting an ever-growing market of Bingo players and Internet users, FirstBingo has the potential to drive multiple revenue streams for the Company with its diverse media assets. In addition, a three-tiered marketing strategy including television, print, and Internet campaigns was formulated to draw memberships to the Company's website, which may generate revenues and increase shareholder value in 2005 and beyond. Given the rapid-growth of the online gaming market, FirstBingo.com has substantial opportunity for maturation in the near and long terms."

About OTC Financial Network
Since 1992, OTC Financial Network has provided consulting services and customized, proactive investor relations campaigns to more than 500 small/micro-cap public companies. OTC Financial Network designs and implements results-driven direct mail, electronic marketing, shareholder communications and other programs to increase market awareness on behalf of its clients. A partnership with OTC Financial Network can improve a company' s shareholder communications channel, facilitate capital formation opportunities, create an expanding and diversified base of institutional and retail shareholders, and garner financial media coverage. OTC Financial Network is a division of National Financial Communications Corp. based in Needham, MA. For more information visit http://www.otcfn.com and www.nationalfc.com.

About FirstBingo.com
FirstBingo.com specializes in the development and production of multimedia properties, most notably an innovative and exciting internet/television game show called TriviaBingo(TM). The company's solution combines the skill testing question aspect of trivia with the excitement and popularity of bingo. By participating online, members may compete for the opportunity to appear on TV TriviaBingo(TM), the television version of the game. For more information visit: www.firstbingo.com.

NY OTC Financial Network serves as advisor to the company. Full disclaimer information can be found online at http://www.nyotcfn.com/fbgodisclaimer.html and http://www.otcfn.com/fbgo/report.html.

This press release contains "forward-looking" statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, and is subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in FirstBingo.com reports that will be on file with the US Securities and Exchange Commission.